F. Opinion of Counsel






                           July 7, 2000



Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549

Gentlemen:

     Referring to the Application or Declaration on Form U-1 previously filed by Allegheny Energy, Inc. et. al. ("Allegheny Energy") under the Public Utility Holding Company Act of 1935, as amended, in File No. 70-9677, general financing application, all as described in the application or declaration of which this Opinion is a part, I have examined or caused to be examined such documents and questions of law as I deemed necessary to enable me to render this opinion. I understand that the actions taken in connection with the proposed Transactions will be in accordance with the Application or Declaration; that all amendments necessary to complete the above-mentioned Application or Declaration will be filed with the Commission; and that all other necessary corporate action by the Board of Directors and officers of Allegheny Energy in connection with the described Transaction has been or will be taken prior thereto.

     Based upon the foregoing, I am of the opinion that if the said application or declaration is permitted to become effective and the proposed Transaction are consummated in accordance therewith: (a) all required state laws applicable to the proposed Transaction will have been complied with; and (b) the consummation of the proposed Transaction will not violate the legal rights of the holders of any of the securities issued by Allegheny Supply or by any associate or affiliate company.

     I consent to the use of this Opinion as part of the Application or Declaration that has been filed by Allegheny Energy in File No. 70-9677.

                                             Sincerely,

                                             /s/ THOMAS K. HENDERSON

                                             Thomas K. Henderson